EXHIBIT 11.1


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)



                                                      Year Ended December 31,
                                                  -----------------------------
                                                  1997         1996        1995
                                                  ----         ----        ----

Net (loss) income before preferred dividend....  $(8,703)    $ 4,143     $ 3,676

Preferred dividend ............................       --          --          --
                                                 -------     -------     -------

Net (loss) income available to common shares...  $(8,703)    $ 4,143     $ 3,676

Weighted averaged common shares
  outstanding................................      5,066       5,066       4,049

Dilutive effect of common stock equivalents
  - stock options............................          0           7          10
                                                 -------     -------     -------
Total shares used for earnings per share.....      5,066       5,073       4,059
                                                 =======     =======     =======

Loss (earnings) per share (Basic and
  diluted)...................................    $ (1.72)    $   .82     $   .91
                                                 =======     =======     =======